Chapter I. General Previsions

Article 1.1 In accordance with the 'law of the People's Republic of China on Joint Venture Using Chinese and Foreign Investment" and the other relevant laws and regulations, the parties to this contract have fully negotiated on the issues in tern of establishing the joint venture "Kunming Xinmao Petrochemical Industry Company Limited", adhering to the principle of equality and mutual benefit. The contract hereunder worked out

Chapter H. parties to the Joint Venture

Article 2.1 Parties of this contract are as follows:

Party k Kunming Fuel Company
Place of registration: Kumning, Yunnan. PR China
Address:  270 Zhuji Street, Kunminmg
Telephone:     3134385
Legal representative: Li Kaixin
Post:     Manager
Nationality:   Chinese

Party B: Hong Kong Dexiang Tuoyi Industrial Company
Place of registration: Hong Kong
Address:  3/fs, Dingan Mansion, SOW, Tuguawandao, Kowloon, Hong
Kong
Tel.:     (00852) 7736096
Legal representative: Tan Mau Tak
Post:     Chairman of the board
Nationality:   Taiwan patriot

Chapter III. Joint Venture Company

Article 3.1 The two parties have agreed to establish a joint venture bearing the name of " Kunming xinmao Petrochemical
Industry Co., LTD", in Chinese characters
", hereinafter referred to as the joint venture company.


The statuary address of the joint venture Company is on the 3rd floor of Huahui Hotel. Xiaocaiyuan, Kunming, Yunnan, PR China. The joint venture company shall establish its sub-offices and subsidiary organizations in the China mainland, Hong Kong or Other countries and regions, in line with the requirements of the company, with the decision of the board of the directors and the approval of the competent authorities.

Article 3.2 All activities of the joint venture Company shall be governed by the laws, decrees and pertinent rules and regulations of the People's Republic of China.

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Article 3.3 The Joint Venture Company is established by the two parties according to






The relevant laws of the People's Republic of China, and it registered as a liability limited company in China. Each party to the joint venture Company shall make contribution. Share the profit and enjoy dividends and assume the risks and losses accordingly according to the proportion in the registered capital.

Article 3.4 The Commercial Bureau of Kunming municipality is the competent authority of the joint venture.


Chapter W Business Purpose and Scope of the Joint Venture Company

Article 4.1 The business purpose of the joint venture company is to adopt the state-of-the art and applicable technology and scientific management, to yield the top class products with world standard.

Business scope of the joint venture company: Produce, process and market civilian-use and industrial gases: steel bottles, burners, heaters, gas lighter and the necessaries:
Conduct gas quality analysis and inspection and test on steel bottle and burners, maintenance and consulting; authorized processing of the domestic crude oil and market its by-products. finished oil, ceresin wax, asphalt, heavy oil and the other product series.

Business scale of the joint venture company: 1. Open 70.000 to 100,000 household for using liquefied oil gas, 2. Produce 50.000 sets of burners and 500.000 gas lighters annually; 3. Process 100,000 tons of crude oil on the domestic market with authorization. About 50% of the second category product of the joint venture shall be exported overseas and the rest 50% shall be sold on the domestic market. The joint venture shall balance all its foreign currency revenue and expenditure.




Chapter V. Total Investment and Registered Capital,
Proportion and Mode of Contribution

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Article 5.1 The total investment contributed by the parties is US
2.75 million dollars, of which the registered capital is US 1.925 dollars, the insufficient par': shall be solved the joint venture company through borrowing a bank loan. The contribution and proportion of the two parries are as follows: Party A shall contribute US 641,600 dollars (say six hundred forty-one thousand and six hundred only), accounting for 33.33% of the total, in both cash and complete facilities. Party B shall contribute US 1,283,400 dollars (say one million two hundred eighty-three thousand and four hundred only), accounting for 66.67% of the total registered capital, in cash, imported production plant, transport means, office facilities.






The total investment shall be completed in two (2) years. The CNY
Renminbi and the foreign currency shall be convened according to the foreign currency exchange rate announced by the State
Administration for Foreign Currency on that day.

Article 5.2 Each party shall make the agreed contribution to the joint venture in line with the rules of the company. The contributed cash and materials must be the actual properties of the contributor without any secured property right.

Article 5.3 Any party of the joint venture shall not have the right to procure any loan and lease equipment or any other properties or the other properties other than the joint partner's by using name of the joint venture, for the purpose of making contribution to the joint venture. Any party shall also not have the right to use the property or liability of the joint venture, or the property of the other party as the guarantee of contribution.

Article 5.4 The contribution of each party to the joint venture shall be completed during the first three months of the first investment period upon the signing of this contract and from the date on which the business license of the joint venture is issued by the competent administrative bureau for commerce and industry, which shall not be less than 70% of the total contribution, including 2.45 million CNY (about 445,900 US dollars) from Party A and 4.9 million yuan (about 891,100 US dollars) from Party

B. The remaining contributions of the two parties shall be completed within 12 months after receiving the business license.

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The Joint Venture Company shall establish its own bank account.
Should any party fall to complete the contribution exceeding the said date, it should be asked to pay a breach penalty at the amount of 5% on the total contribution monthly and bear all the economic losses incurred thereafter.

Article 5.5 The contributions of the two parties shall only be recognized with the verification of a China CPA attached with a capital verification certificate. The Joint Venture Company shall produce a contribution certificate upon accepting the capital verification certificate.

Article 5.6 During the process of operation, if the joint venture intends to increase the capital due to short of funds, the two parties shall negotiate for the increasing number and shall only add the increasing number into the capital upon the approval of the original authority and shall only increase according to the proportions of the two parties in the joint venture company.

Article 5.7 During the course of operation, the joint venture company shall not have the right to reduce the registered capital.

Article 5.8 when one party to the joint venture Company assigns all or part of his investment, the other party shall enjoy the priority.

Article 5.9 when one party to the joint venture Company intends to transfer the condition of contribution to a third parry with a more preferential condition than the other partner. The transfer shall be deemed vain.

Chapter VI. Responsibilities of each Party to the Joint Venture
Company

Article 6.1 the responsibilities of the two parties are as follows:

Party A shall be responsible for the following matters: complete the formalities concerning the establishment of the joint venture company in China; assist the joint venture in selecting the work Site, settling the construction conditions of the joint venture company; participating in the equipment selection, goods order conference, accept the equipment decided and handle the issues concerning the customs; assist Party B in recruiting personnel and

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training; assist Party B in acquiring visa and provide living convenience for the residing staff, coordinate in domestic and overseas marketing; and handle the other issues stipulated in the contract and entrusted by the joint venture company.

Party B shall be responsible for the following matters: handle the related issues entrusted by the joint venture company about procurement of equipment and raw materials on the international market; responsible for 50% export mission for the relevant products of the joint venture company and providing necessary market information; responsible for equipment installation, test and technical training; dispatch necessary managerial staff, care of the production and technical process and handle other matters entrusted by the joint venture company.

Chapter VII. Board of Directors

Article 7.1 The highest authority of the joint venture company shall be its board of directors. It shall decide all the major issues. The date of registration of the joint venture company shall be the date of the establishment of the board of the directors of the joint venture Company.

Article 7.2 the board of directors is composed of five (5) people. Two from Party A and three from Party B. The chairman of the board shall be appointed by Party b and Party A shall appoint a vice chairman of the board. The other directors who do not hold any actual post in the joint venture Company shall not receive any payment form the company. The office term of the chairman and the vice chairman of the board shall be four (4) years and the term of office can be renewed if continuously appointed by the concerned party. When one party intends to replace a director, a written notice is required.

Article 7.3 The chairman of the board is the legal representative of the joint venture. Should the chairman fail to perform his duty, he/she shall authorize the vice-chairman or the other director in the joint venture Company to instead.

Article 7.4 the Joint Venture Company shall use the relevant laws, decrees and regulations of the People's Republic of China in conducting all its routine affairs. Including financial report. Labor management. Profit distribution. Audit personnel arrangement welfare treatment, and other major issues.

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Article 7.5 the joint venture company shall always decide its major issues with the presentation of the two parties. As for general matters, it requires at least half directors at present for decision (including the directors of the two parties).

Article 7.6 the following matters shall only be passed unanimously through the board of directors;
1. Revision of the contract and constitution of the joint venture company;
2.   Termination and dismissal of the joint venture company;
3.   Increase and transfer of the registered capital; and
4. Mergence of the joint venture company with other economic organizations.

Article 7.7 the board meeting shall be presided over by the chairman of the bean at least once every half year. Should the chairman enable to convene the meeting, he/she shall appoint the vice-chairman of the beard of other directors to preside the meeting instead. Chairman of the board shall hold an interim meeting with the propose of more than two directors from both parties. The board minutes shall be well kept by the joint venture Company.

Chapter VIII. Business Management Office

Article 8.1 the joint venture company shall adopt the general manager responsible system under the leadership of the chairman of the board. It shall also have other departments set up to be in charge of daily work. It shall have one general manager, one deputy general manager. The board of directors shall appoint the general manager and the deputy general manager.

Article 8.2 The responsibility of the general manager are to implement the decisions of the board of directors.

Article 8.3 in line with the requirements of the joint venture company the chairman shall have the right to adjust the constitution of the joint venture.

Article 8.4 the general manager and deputy general manager shall not hold any high posts, such as general manager and deputy general manager in other economic entities. The board of directors shall have the right to end up the appointment when they are found of any illegal behaviors.

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Chapter IX. Labor Management and Trade Union

Article 9.1 Wages. bonus, welfare treatment of the joint venture Company shall be carried out according the standard of the same trade in the same area. Issues concerning recruitment, resignation, labor protection. Labor insurance. Labor discipline shall be handled according to the relevant laws and regulation of the People's Republic of China or the relevant rules of the local labor administration. The high rank staff appointed the two parties and the wage standard. As well as social insurance, welfare, traffic expense shall be decided by the board of directors.

Article 9.2 the staff members of the joint venture company shall have the right to establish the trade union according to the stipulations of the "Law of People's Republic of China on trade Union" and the "Charter of the China trade Union." The trade union shall organize necessary activities for the staff members.

Chapter X. Procurement of Equipment and
Materials and Commodity Inspection

Article 10.1 in purchasing the required production plant, transport vehicles and other necessary raw materials, fuel and office facilities. The Joint Venture Company shall give priority to purchasing in China where conditions are the same.

Article 10.2 when the joint venture company entrusts Party' B to purchase equipment from the overseas market, the principle of selecting the best shall be taken into consideration and the price shall be determined by the board of directors.

Article 10.3 the equipment and raw materials procured by the joint venture or the invested equipment of Parry B shall submitted to the China Commodity Inspection for inspection in line with the regulations of the "Regulations of the People's Republic of China on Commodity Inspection".

Chapter XI. Taxation, Finance and Profit Distribution

Article 11.1 the joint venture company shall pay taxes in accordance with the stipulations of the Chinese laws and other relevant regulations.

Article 11.2 Staff members and workers of the joint venture
Company shall pay individual income tax according to the "Individual Income Tax Law of the People's Republic of China".
Foreign staff members can transfer the money abroad after paying the tax.

Article 11.3 Allocation for reserve funds, expansion funds of the joint venture company and welfare funds and bonuses for staff and

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workers shall be set aside in accordance with the stipulations in the Law of the People's Republic of China on Joint Venture Using Chinese and Foreign Investment". The annual proportion of all allocations shall be decided by the board of directors according to the business situation of the joint venture Company.

Article 11.4 the fiscal year of the joint venture company shall start from January 1.to December 31. All the vouchers, receipts.
Statistic statements and reports account books shall be written in Chinese.

Article 11.5 the accounting affairs and financial system of the joint venture shall follow the rules of the relevant Chinese financial regulations. And submit to the local competent authority for filing.

Article 11.6 All the expenditure certificates of the joint venture company shall only be valid with the signature of the general manager or the signature of the authorized person. The vouchers for both receiving and paying of the joint venture Company shall use the set invoice issued by the taxation department. The invoices acquired from overseas or Hong Kong Macao regions shall only be deemed valid with entry manifest and the customs tariff of the Chinese customs.

Article 11.7 financial checking and examination of the joint venture Company shall be conducted by an auditor registered in China and reports shall be submitted to the board of directors and the general manager.

If Party B considered it necessary to employ a foreign auditor registered in other country to undertake annual financial checking and examination. Party A shall give consent. All the expenses thereof shall be borne by Party B.

Article 11.8 the joint venture company is an independent entity with an independent accounting system, assuming its own loss and gain.

Article 11.9 the joint venture company shall distribute its annual profit and share of deficits after paying taxes, deducting reserve funds. Expansion fluids, welfare fluids and bonuses for staff and workers. The profit and dividends. As well as the deficits and losses shall be distributed and shared according to the proportion of each parry in the registered capital.

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Article 11.10 All the issues concerning foreign exchange currency of the joint venture Company shall be handled according to the Interim Regulations of the People's Republic of China on Foreign
Exchange Administration and other related rules concerned.

Article 11.11 The profit that Parry B is acquired from the joint venture company shall be wired to the specified account of Party B through bank by the joint venture company.

Chapter XII. Duration, Dismissal and
Liquidation of the Joint Venture Company

Article 12.1 the duration of the joint venture company is 20 years. The establishment
Of the joint venture Company shall start from the date on which the business license of the joint venture Company is issued. During the operation period. Any party to the joint venture Company shall not enter into any contract with any domestic unit or organization that shall harm the interest of the joint venture Company.

Article 12.2 upon the expiration of the joint venture Company, the duration of the company shall be either extended or terminated according to the decisions of the two parties. If a decision of dismissal is made, the joint venture Company shall organize a liquidation group to handle the remaining properties of the joint venture Company. The residual assets of the joint venture Company shall be distributed to each party according to the proportion of the investment in the registered capital.

Article 12.3 the Joint Venture Company shall dismiss upon any of the following cases:
12.3.1 Upon the expiration, one party disagrees the extension of the contract:
12.3.2 The Joint Venture Company encounters with serious deficits and falls to continue operation;
12.3.3 The joint venture enables to operate due to serious losses resulted from natural disaster, wars and force majeure; and
12.3.4 The Joint Venture Company suffers great losses due to one party to the joint venture Company breaching of the contract.

The board of directors shall propose an application for dismissal in cases of 1, 2, and 3 mentioned above and the application shall

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come into force with the approval of the competent authority. When the joint venture is dismissing, the regulation in 12.2. And the other relevant laws and rules of the People's Republic of China shall be adopted. This contract shall be terminated upon the dismissal of the joint venture Company.

Chapter XIII. Insurance

Article 13.1 All-risks insurance policies of die joint venture Company shall underwritten with the people's Republic of China. The type. Value and duration of insurance shall be decided by the board of directors in accordance with the stipulations of the People' S Republic of China.

Chapter XIV. Liabilities of Breach of Contract

Article 14.1 Should either Parry A or Party B fall to pay on schedule the contributions in accordance with the provisions defined in Chapter V of this contract, the breaching party s~ pay to the other party 5% of the contribution staring form the first month after exceeding the time limit. Apart from the accumulated payable breaching penalty, the observing party shall have the right to ask the breaching party to compensate the economic losses incurred and terminates the contract according to Article 15.2 of this contract.






Article 14.2 should one party fail to perform the contract and make the contribution to the joint venture according to the agreed contract, it should be deemed as breach of contract. The observing party shall urge the breaching party to pay off the contribution within one month's tie. If the breaching party falls to pay the contribution exceeding the limit, the breaching patty shall be deemed as giving up all his rights in the joint venture Company and quit from the joint venture Company automatically. Within one month after the exceeding period, the observing party shall apply to the original authority for terminating the joint venture Company or apply for approval to find a third partner. The observing party shall have the right to claim compensation from the breaching party for the losses incurred. Should it be the faults of the two parties, each party shall bear the liabilities according to the actual situation.

Chapter AV. Force Majeure

Article 15.1 should either of the parties to the contract be

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prevented from executing contract by force majeure, such as earthquake typhoon, flood, fire and war and other unforeseen events. And their happening and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by cable without any delay, within 15 days thereafter provide the detailed information of the events and a valid document for evidence issued by the relevant public notary organization for explaining the reason of inability to execute or delay the execution of all or part of the contract. Or explaining the reason for extending the contract.

Chapter XVI. Settlement of Disputes

Article 16.1 any disputes arising from the execution of. Or in connection with, the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultation, the disputes shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with the rules of procedure. The arbitral award is final and binding upon both parties.

The arbitration expense shall be borne by the losing party, during the period of arbitration the joint venture Company shall continue its operation without affecting the arbitration matters, as well as the other parts in the company's constitution.

Chapter XVII. Applicable Laws

Article 17.1 The formation of this contract, its validity, interpretation, execution and settlement of the disputes shall be in line with the Laws of the People's Republic of China

Chapter XVIH. Effectiveness of the Contract and Miscellaneous

Article 18.1 this contract shall come into force upon the signatures of the two parties
And the approval of the competent authority. So does the Revised
Version.

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Article 18.2 this contract shall have statuary power with the signing of the two parties and the approval of the competent authority. Each party to the joint venture shall strictly observe the contract. Any party shall not terminate the contract without the permit of the other party. Should one party propose for terminate the contract or transfer the share right and the joint conditions, the proposal should be put forward three months in advance. A careful consideration shall be given. And the consequent issues should be discussed thereafter.

Article 18.3 if there are any unforeseen issues concerning this contract arising, the joint venture Company shall negotiate for solution. The revised part shall be regarded as the supplementary of this contract and carry the equal statuary power.

Article 18.4 Should notice in connection with any party's rights and obligations be sent by either Party A or Party B by telegram or telex, etc. the written letter notices shall be also required afterwards. The legal address of Party A and Party B listed in this contract shall be the posting addresses.

Article 18.5 this contract is written in Chinese and in quadruplicate. The Chinese text has the statuary power. The two parties to the joint venture Company shall have one copy each, the joint venture Company shall have one copy. It has several duplicated copies and a copy kept in the competent authority for filing.


Article 18.6 this contract is signed on the date of August 8, representatives of the two parties in Chunking, Yunnan, PR China.

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Signed by Party A:

Signed by Party B:





Li Kaixin (signature)    Tan Mau Tak (Signature)
Representative of Kunnung Fuel Company Representative of Hong Kong (Affixed with the official stamps) Dexiang Tuoyi Industrial
Company)